CONTRACT OF EMPLOYMENT

BETWEEN:

KWESST Micro Systems Inc.,

a corporation having an office at 155 Terrence Matthews Crescent, Ottawa, Ontario

(the "Corporation")

-and-

Harry Webster,

an individual who resides at

(the "Employee")

THE PARTIES AGREE AS FOLLOWS:

1. Term and Effective Date

The term of this Agreement shall commence on or around February 15th, 2024 ("Effective Date") and shall continue indefinitely unless terminated in accordance with the terms of this Agreement or by operation of law.

2. Position

The employee will commence the position of Chief Operating Officer ("COO") as of February 15th, 2024. The Employee will report to the Chief Executive Officer of the Corporation, or in his/her absence, the Executive Chairman of the Corporation.

The Employee's primary duties are set out in the job description attached at Annex A. The Employee agrees to perform the duties of the Employee diligently and to the best of the Employee's ability. The Employee agrees that the Employee will, in carrying out said duties, use the Employee's best efforts to promote the interests of the Corporation. The Employee agrees to conduct themselves in such a manner that will ensure the best representation and public image of the Corporation.

3. Working Conditions

a. Hours of Work and Overtime

The Corporation's regular business hours are from 9:00 am to 5:00 pm, Monday to Friday. While the Employee is expected to work no less than 37.5 hours per week, the Employee understands that the Employee's hours of work may vary and be irregular in order to satisfactorily perform the Employee's duties. The Employee acknowledges and agrees that under this Agreement the Employee will perform work that is both client and candidate-facing in nature which may extend into irregular hours (within reason). As such, the Employee will be exempted from the Overtime Pay provisions of the Employment Standards Act, 2000 ("ESA") as per section 8(a) of O. Reg. 285/01.

b. Location

The Employee acknowledges and agrees that the Corporation will require the Employee to work from the Corporation's office(s) in Ottawa, located at 155 Terrence Matthews Crescent. The Corporation retains the right to make a final decision on the location of work of the Employee.

c. Policies and Procedures

The Employee must adhere to all the Corporation's rules, policies, and procedures. The Corporation reserves the right to revise, revoke, or introduce new rules, policies, and procedures, as it deems necessary, and the Employee agrees to abide by any changes to the Corporation's rules, policies, or procedures. If there is an inconsistency between any rule, policy, or procedure of the Corporation and a term of this Agreement, the term of this Agreement shall prevail.

4. Compensation and Benefits

The following details the compensation of the Employee. Unless otherwise stated, all amounts will be calculated and paid in Canadian dollars, less applicable withholdings.

a. The base salary paid to the Employee for the services rendered as required by this Agreement will be CAD$260,000 (the "Base Salary"). The Base Salary may be increased from time to time, at the sole discretion of the Board, by merit and general increases in amounts determined by the Board.

b. The Base Salary will be payable every two weeks while this Agreement is in force. The Employer is entitled to deduct from the Base Salary, or from any other compensation in whatever form, any applicable deductions and remittances as required by law.

c. The Employer will reimburse the Employee for all reasonable expenses, in accordance with the Employer's lawful policies as in effect from time to time, including but not limited to, any travel and entertainment expenses incurred by the Employee in connection with the business of the Employer. Expenses will be paid within a reasonable time after submission of acceptable supporting documentation.

d. In addition to the foregoing, the Corporation may pay to the Employee an annual Bonus in an amount determined and approved by the Board of Directors per Annex B.

e. Subject to compliance with applicable securities legislation and any obligations of the Corporation pursuant to any agreements by which it is bound, the Corporation may grant to the Employee, subject to approval of the Board, stock options and restricted stock units ("RSUs") pursuant to the Corporation's stock based compensation plan entitling the Employee to purchase common shares of the Corporation, as the Board may determine from time to time.

f. All stock options and RSUs granted to the Employee shall be subject to the terms and provisions of the stock option agreement or RSU agreement pursuant to which same were granted, and all stock options granted to the Employee shall be subject to the terms and provisions of the stock option plan of the Corporation which is in effect from time to time, as approved by the Board and, if required, the shareholders of the Corporation.

g. The Employee will be entitled to only those additional benefits that are currently available as described in the lawful provisions of the Employer's employment booklets, manuals, and policy documents or as required by law.

h. Employer discretionary benefits are subject to change, without compensation, upon the Employer providing the Employee with sixty (60) days written notice of that change and providing that any change to those benefits is taken generally with respect to other Employees and does not single out the Employee.

5. Vacation and Public Holiday Entitlements

The Employee will be entitled to twenty-five (25) days of vacation per year. Under no circumstance shall the Employee's vacation entitlements be less than the minimum standards that are prescribed in the ESA. Vacation is to be scheduled in advance and with the consent of the Corporation considering the operational needs of the Corporation. Subject to the provisions of the ESA, all unused vacation will be forfeited if not used in accordance with this provision.

The Employee's public holiday entitlements shall be governed by the ESA.

6. Termination of Employment

1. The Employer may terminate the Employee's employment and, where required to provide notice of termination or severance pay by operation of the ESA, then the Employer will provide the Employee with the following on the date of notice of termination:

(i) if the Employee's employment is terminated prior to the first anniversary from the Start Date, then a lump sum payment equal to twenty-six (26) weeks of Base Salary plus accrued bonus in lieu of notice and all security-based compensation held by the Employee shall immediately become vested;

(ii) if the Employee's employment is terminated following the first anniversary of the Start Date, then a lump sum payment equal to twenty-six (26) weeks of Base Salary plus related accrued bonus in lieu of notice plus one (1) additional week of Base Salary in lieu of notice for each completed year of service following the first anniversary of the Start Date to an absolute maximum of thirty-eight (38) weeks of Base Salary plus related accrued bonus in lieu of notice and all security-based compensation held by the Employee shall immediately become vested; and

(iii) the Employer will continue the Employee's full participation in any benefits plan in which the Employee may be enrolled at that time and only for the minimum period of notice required by the ESA; and

(iv) in the event that any ESA termination entitlement would provide for any monetary amount or other benefit in excess that which is provided via subparagraphs 6.1 (i), (ii), and (iii), then the Employer will also provide the Employee with the minimum additional monetary amount or other benefit(s) required in order to bring the Employee's termination entitlements described in subparagraphs 6.1 (i), (ii), and (iii) into compliance with the ESA.

2. At all times, and in all circumstances, the Employer intends to provide the Employee with any and all minimum statutory entitlements to which the Employee would become entitled as a result of the termination of the Employee's employment. The Employee agrees that the entitlements described in this Section 6.1 are inclusive of severance pay pursuant to the ESA, if applicable, and all common law entitlements to reasonable notice or pay-in-lieu thereof. As such, the Employee is waiving any further entitlement to notice or payment in lieu of notice, benefit continuation, or severance pay, in accordance with common law. The Employee also agrees that nothing in this provision derogates from the Employer's ability to terminate the Employee's employment without any payment in lieu of notice, severance pay, or benefit continuation where just cause exists, as defined by the ESA,

In all termination or frustration of employment situations, the Employer will provide the Employee with all wages and vacation pay accrued to the date and time of the termination or frustration of employment, including any vacation pay that accrues during the minimum period of notice of termination prescribed by the ESA.

3. In the event that the Employer terminates the Employee's employment within three (3) months of, or in anticipation within three (3) months of, a change of control of the Employer; and where otherwise required to provide notice of termination or severance pay by operation of the ESA; then the references to "twenty-six (26) weeks" in Subsections 6.1 (i) and (ii) shall be read as "lump sum payment of fifty-two (52) weeks" and the reference to "thirty-eight (38) weeks" in Subsection 6.1 (ii) shall be read as "lump sum payment of sixty-four (64) weeks".

All security-based compensation held by the Employee shall immediately become vested upon a change of control of the Employer.

For purposes of this Agreement, a Change in Control means:

(i) any change in the holding of the shares in the capital of the Company as a result of which an Entity or group of Entities acting jointly or in concert (whether by means of a shareholder agreement or otherwise) or Entities associated or affiliated with any such Entity or group within the meaning of the Business Corporations Act (Ontario), other than the Employee and his respective associates becomes the owner, legal or beneficial, directly or indirectly, of fifty (50%) per cent plus one share or more of the shares in the capital of the Company or exercises control or direction over fifty (50%) per cent plus one share or more of the shares in the capital of the Company; or

(ii) a sale, lease or other disposition of all or substantially all of the property or assets of the Company (other than to an affiliate which assumes all of the obligations of the Company to the Employee including the assumption of this Agreement); or

(iii) a reorganization, amalgamation or merger (or plan of arrangement in connection with any of the foregoing), not approved by the Board of Directors, other than solely involving the Company and one or more of its affiliates, with respect to which substantially all of the persons who were the beneficial owners of the shares in the capital of the Company immediately prior to such reorganization, amalgamation, merger or plan or arrangement do not, following any such event, beneficially own, directly or indirectly, more than fifty (50%) per cent plus one share of the aggregate voting power of all outstanding equity shares of the Company; or

(iv) a change in the composition of the Board of Directors which occurs at a single meeting of the shareholders of the Company or upon the execution of a shareholder's resolution, such that individuals who are members of the Board of Directors immediately prior to such meeting or resolution cease to constitute a majority of the Board of Directors, without the Board of Directors, as constituted immediately prior to such meeting or resolution, having approved of such change

4. The Employee may resign from this employment, at any time and for any reason, upon providing the Employer with four (4) weeks of advanced written notice of the Employee's last working day with the Employer. This notice must be given to the Employer in writing and can be delivered via electronic mail (email) or in person to the Employer. The Employer, in its sole and absolute discretion, may elect to waive such notice, in whole or in part, by providing the Employee with what wages and benefit continuation that the Employee would have otherwise received during this period.

7. Indemnification of The Employee

1. The Company hereby irrevocably covenants and agrees to indemnify and save harmless the Employee, their heirs and legal representatives, from and against any and all losses, costs, charges, expenses, claims, demands and liabilities, including any amount paid to settle an action or to satisfy a judgment, incurred by them in respect of any civil, criminal or administrative action or proceeding to which they are made a party by reason of having been an officer of The Company or a director of any affiliate of The Company, if (i) Employee acted honestly and in good faith with a view to the best interests of the Company, and, (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, Employee had reasonable grounds for believing that their conduct was lawful.

2. For the purposes of This Section, the termination of any civil, criminal or administrative action or proceeding by judgment, order, settlement, conviction, acceptance of a plea of nolo contendre or similar or other result shall not, of itself, create a presumption either that Employee did not act honestly and in good faith with a view to the best interests of The Company or that, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, Employee did not have reasonable grounds for believing that his conduct was lawful.

3. The Company shall obtain and maintain a policy or policies of insurance with reputable insurance companies providing directors and officers of The Company with coverage from losses from wrongful acts, and to insure the Company's performance of its indemnification obligations under this Agreement. In any such policies of directors' and officers' liability insurance, the Employee the same rights and benefits as are accorded to the most favourably insured of The Company's officers and key Employees.

8. Remedies

1. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee agrees that the Employer is entitled to a permanent injunction, in addition to and not in limitation of any other rights and remedies available to the Employer at law or in equity, in order to prevent or restrain any such breach by the Employee or by the Employee's partners, agents, representatives, servants, Employees, and/or any and all persons directly or indirectly acting for or with the Employee.

9. Severability

1. The Employer and the Employee acknowledge that this Agreement is reasonable, valid and enforceable. However, if any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be changed in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

10. Notices

1. Any notices, deliveries, requests, demands or other communications required here will be deemed to be completed when hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the parties at the following addresses or as the parties may later designate in writing:

KWESST Micro Systems Inc.
Unit 155 Terence Matthews Crescent, Ottawa, Ontario
luxton@kwesst.com

11. Modification of Agreement

1. Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorized representative of each party.

12. Governing Law

1. This Agreement will be construed in accordance with and governed by the laws of the province of Ontario.

13. General Provisions

1. Time is of the essence in this Agreement.

2. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

3. No failure or delay by either party to this Agreement in exercising any power, right or privilege provided in this Agreement will operate as a waiver, nor will any single or partial exercise of such rights, powers or privileges preclude any further exercise of them or the exercise of any other right, power or privilege provided in this Agreement.

4. This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns, as the case may be, of the Employer and the Employee.

5. This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.

6. This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or written. The parties to this Agreement stipulate that neither of them has made any representations with respect to the subject matter of this Agreement except such representations as are specifically set forth in this Agreement.

IN WITNESS THEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT:

KWESSST MICRO SYSTEMS INC.

/s/ Sean Homuth	February 15, 2024

Sean Homuth, President and CEO	Date

HARRY WEBSTER

/s/ Harry Webster	February 15, 2024

Employee	Date

Annex A

Job Description and Duties

The responsibilities of the Employee will include the following:

Strategic Leadership:

  Collaborate with the CEO and other executives to develop and execute the company's strategic plan.
  Provide recommendations to improve organizational effectiveness and efficiency.

Operational Oversight:

  Direct and oversee daily operations, ensuring smooth and efficient business processes.
  Oversee daily operations, including engineering, production, logistics, supply chain management, quality control, and customer service.
  Develop and implement operational policies and procedures to enhance productivity.

Team Management:

  Lead and mentor a high-performing team, fostering a collaborative and results-driven culture.
  Ensure effective communication and coordination across various departments.

Financial Management:

  Work closely with the CFO to develop and manage budgets, financial forecasts, and performance metrics.
  Identify cost-saving opportunities and implement strategies to improve profitability.

Risk and Compliance Management:

  Assess and mitigate operational risks, assisting the CFO in ensuring compliance with industry regulations and standards.

Business Development:

  Identify opportunities for business growth and expansion.
  Foster strategic partnerships and collaborations to enhance the company's market presence.

Performance Measurement:

  Establish key performance indicators (KPIs) and regularly monitor and report on the company's performance against these metrics.
  Implement data-driven decision-making processes.

Innovation and Continuous Improvement:

  Drive a culture of innovation and continuous improvement within the organization.
  Identify and implement operational best practices to enhance overall efficiency.

Stakeholder Relations:

  Build and maintain relationships with key stakeholders, including customers, suppliers, and regulatory bodies.

Crisis Management:

  Develop and implement crisis management plans to ensure business continuity in challenging situations.
  Act decisively in times of crisis to minimize impact on operations.

Annex B Bonus

Compensation

In addition to the Employee's annual base salary of $260,000 CAD, he will also be entitled to:

   An annual discretionary bonus of up to 40% of the Employee's annual base salary;
   Participation in a long-term incentive plan as an executive; and
   Participation in the Corporation's health and dental benefit plan.